Exhibit 99.3

SEVENTEENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS SEVENTEENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is made on July 15, 2008, by and among FLANDERS CORPORATION (“Flanders,” individually and, in its capacity as the representative of the other Borrowers, “Borrowers’ Agent”), a North Carolina corporation, FLANDERS/PRECISIONAIRE CORP., a North Carolina corporation (“Flanders/Precisionaire”), FLANDERS FILTERS, INC., a North Carolina corporation (“Filters”); FLANDERS/CSC CORPORATION, a North Carolina corporation (“CSC”), PRECISIONAIRE, INC., a Florida corporation (“Precisionaire”), PRECISIONAIRE OF UTAH, INC., a Utah corporation (“Utah”), ECO-AIR PRODUCTS, INC., a California corporation (“Eco-Air”), AIR SEAL FILTER HOUSINGS, INC., a Texas corporation (“Air Seal”), and FLANDERS REALTY CORP., a North Carolina corporation (“Flanders Realty”) (all of the foregoing collectively referred to herein as “Borrowers” and individually as a “Borrower”), each with its chief executive office and principal place of business at 2399 26th Avenue North, St. Petersburg, Florida 33734, and BANK OF AMERICA, N.A. (together with its successors and assigns, “Lender”), a national banking association with an office at 300 Galleria Parkway, N.W., Suite 800, Atlanta, Georgia 30339.

Recitals:

Lender and Borrowers are parties to a certain Loan and Security Agreement dated October 18, 2002, as amended by that certain First Amendment to Loan and Security Agreement dated October 18, 2002, that certain Second Amendment to Loan and Security Agreement dated November 19, 2002, that certain Third Amendment to Loan and Security Agreement dated September 6, 2003, that certain Fourth Amendment to Loan and Security Agreement dated December 8, 2003, that certain Fifth Amendment to Loan and Security Agreement dated September 13, 2004, that certain letter agreement dated October 7, 2004, that certain letter agreement dated December 24, 2004, that certain Eighth Amendment to Loan and Security Agreement dated July 29, 2005, that certain Ninth Amendment to Loan and Security Agreement dated January 18, 2006, that certain Tenth Amendment to Loan and Security Agreement dated June 28, 2006, that certain letter agreement dated January 23, 2007, that certain letter agreement dated March 12, 2007, that certain Eleventh Amendment to Loan and Security Agreement dated September 20, 2007, that certain letter agreement dated October 26, 2007, that certain Fifteenth Amendment dated January 4, 2008, and that certain letter agreement dated May 9, 2008 (as at any other time amended, restated, modified or supplemented, the “Loan Agreement”), pursuant to which Lender has made certain revolving credit and term loans to Borrowers. The parties desire to further amend the Loan Agreement as set forth below.

Events of Default under (and as defined in) the Loan Agreement also have occurred, and Borrowers request a waiver of such Events of Default. Borrowers also request that Lender release Robert R. Amerson (“Amerson”) from his obligations under that certain Support Agreement and Guaranty dated October 7, 2002 (as at any time amended, restated, modified or otherwise supplemented, the “Amerson Guaranty”).

NOW, THEREFORE, for TEN DOLLARS ($10.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby severally acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.         Definitions. All capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meaning ascribed to such terms in the Loan Agreement.

2.         Amendments to Loan Agreement. The Loan Agreement is hereby amended as follows:

(a)        By deleting the reference to “October 17, 2009” contained in Section 5.1 of the Loan Agreement, and by substituting in lieu thereof a reference to “October 17, 2011”.

(b)       By deleting Section 9.3.1 of the Loan Agreement in its entirety, and by substituting the following new Section 9.3.1 in lieu thereof:

9.3.1.   Consolidated Fixed Charge Coverage Ratio. Maintain a Consolidated Fixed Charge Coverage Ratio of not less than 1.1 to 1.0, to be tested monthly (i) for the period from August 1, 2008 through July 31, 2009, as of the last day of each month during such period on a cumulative basis for the period to-date since August 1, 2008, and (ii) for each month after July 31, 2009, as of the last day of each month based upon the immediately preceding twelve-month period.

(c)        By deleting Section 9.3.2 of the Loan Agreement in its entirety, and by substituting the following new Section 9.3.2 in lieu thereof:

9.3.2.   Consolidated Total Funded Debt to Consolidated EBITDA. Maintain a ratio of Consolidated Total Funded Debt to Consolidated EBITDA of not more than the ratio shown below for the period corresponding thereto, to be tested monthly, as of the last day of each month set forth below. For purposes of this Section 9.3.2, Consolidated Total Funded Debt to Consolidated EBITDA shall be, as of any date of determination, the ratio of Consolidated Total Funded Debt on such date to, (i) for the period from June 30, 2008 through May 31, 2009, as of the last day of each month during such period, Consolidated EBITDA for the period to-date since June 1, 2008, multiplied by (a) twelve, and divided by (b) the number of months included in such period to-date, and (ii) for each month after May 31, 2009, as of the last day of each month, Consolidated EBITDA for the immediately preceding twelve-month period.

Period End Date	Ratio

June 30, 2008	4.00 to 1.0

July 31, 2008	4.00 to 1.0

August 31, 2008	3.75 to 1.0

September 30, 2008	3.75 to 1.0

October 31, 2008	3.75 to 1.0

November 30, 2008	3.75 to 1.0

December 31, 2008	3.25 to 1.0

January 31, 2009	3.25 to 1.0

February 28, 2009	3.25 to 1.0

March 31, 2009, and the last

day of each month thereafter

(d)       By adding the following new Section 9.3.4 to the Loan Agreement, in proper numerical sequence:

9.3.4.   Minimum EBITDA. Maintain a Consolidated EBITDA of not less than (a) $200,000 for the month of June 2008, and (b) $200,000 for the month of July 2008, to be tested as of the last day of each month.

(e)        By deleting the definition of “Applicable Margin” contained in Appendix A to the Loan Agreement, and by substituting the following new definition in lieu thereof:

Applicable Margin – a percentage equal to 0.50% with respect to Revolver Loans that are Base Rate Loans, 2.25% with respect to Revolver Loans that are LIBOR Loans, 0.375% with respect to fees payable to Lender pursuant to Section 2.2.2, and 2.25% with respect to fees payable to Lender pursuant to Section 2.2.4.

(f)        By redesignating clause (ix) of the definition of “Availability Reserve” contained in Appendix A as clause (x) thereof, and by adding the following new clause (ix) immediately following clause (viii) of such definition:

(ix) the Dilution Reserve; and

(g)       By adding the following new definition of “Dilution Reserve” to Appendix A to the Loan Agreement, in proper alphabetical sequence:

Dilution Reserve – at any date of determination after April 1, 2008, an amount equal to one-tenth of one percent of the net amount of Eligible Accounts for each one-tenth of one percent that (i) non-cash reductions to Borrowers’ Accounts, expressed as a percentage of Borrowers’ gross sales during the same period, as the same may be adjusted by Lender in the exercise of its reasonable credit judgment, exceed (ii) five percent.

3.         Limited Waiver of Defaults. Events of Default have occurred and currently exist under the Loan Agreement as a result of Borrowers’ breach of Section 11.1.3 of the Loan Agreement because of (a) Borrowers’ failure to maintain a Consolidated Fixed Charge Coverage Ratio of not less than 1.1 to 1.0 as of the last day of each of April 2008 and May 2008, in breach of Section 9.3.1 of the Loan Agreement, and (b) Borrowers’ failure to maintain a ratio of Consolidated Total Funded Debt to Consolidated EBITDA of not more than 3.50 to 1.0 as of the last day of May 2008, in breach of Section 9.3.2 of the Loan Agreement (collectively, the “Designated Defaults”). Borrowers represent and warrant that the Designated Defaults are the only Defaults or Events of Default that exist under the Loan Agreement and the other Loan Documents as of the date hereof. Lender hereby waives the Designated Defaults in existence on the date hereof. In no event shall such waiver be deemed to constitute a waiver of (a) any Default or Event of Default other than the Designated Defaults in existence on the date of this Amendment or (b) each Borrower’s obligation to comply with all of the terms and conditions of the Loan Agreement and the other Loan Documents from and after the date hereof. Notwithstanding any prior, temporary mutual disregard of the terms of any contracts between the parties, each Borrower hereby agrees that it shall be required strictly to comply with all of the terms of the Loan Documents on and after the date hereof.

4.         Release of Amerson Guaranty. Lender hereby agrees that, from and after the date hereof, Amerson shall have no liability or obligations under the Amerson Guaranty; provided, however, that, nothing in this Amendment shall limit or otherwise affect any indemnification or other provision contained in the Amerson Guaranty which, by its express terms, survives the termination of the Amerson Guaranty.

5.         Ratification and Reaffirmation. Each Borrower hereby ratifies and reaffirms the Obligations, each of the Loan Documents and all of such Borrower’s covenants, duties, indebtedness and liabilities under the Loan Documents.

6.         Acknowledgments and Stipulations. Each Borrower acknowledges and stipulates that the Loan Agreement, the Loan Documents, and the Other Agreements executed by such Borrower are legal, valid and binding obligations of such Borrower that are enforceable against such Borrower in accordance with the terms thereof; all of the Obligations are owing and payable without defense, offset or counterclaim (and to the extent there exists any such defense, offset or counterclaim on the date hereof, the same is hereby waived by such Borrower); the security interests and liens granted by such Borrower in favor of Lender are duly perfected, first priority security interests and liens; and the unpaid principal amount of the Revolver Loans on and as of July 3, 2008 totaled $16,378,992.76, and the face amount of the LC Outstandings on and as of July 3, 2008, totaled $11,954,171.

7.         Representations and Warranties. Each Borrower represents and warrants to Lender, to induce Lender to enter into this Amendment, that no Default or Event of Default (other than the Designated Defaults) exists on the date hereof; the execution, delivery and performance of this Amendment have been duly authorized by all requisite corporate action on the part of such Borrower and this Amendment has been duly executed and delivered by such Borrower; and all of the representations and warranties made by such Borrower in the Loan Agreement are true and correct on and as of the date hereof.

8.         Reference to Loan Agreement. Upon the effectiveness of this Amendment, each reference in the Loan Agreement to “this Agreement,” “hereunder,” or words of like import shall mean and be a reference to the Loan Agreement, as amended by this Amendment.

9.         Breach of Amendment. This Amendment shall be part of the Loan Agreement and a breach of any representation, warranty or covenant herein shall constitute an Event of Default.

10.       Conditions Precedent. The effectiveness of the amendments contained in Section 2 hereof, the waiver contained in Section 3 hereof and the release contained in Section 4 hereof is subject to the satisfaction of each of the following conditions precedent, in form and substance satisfactory to Lender, unless satisfaction thereof is specifically waived in writing by Lender:

(a)        No Default or Event of Default (other than the Designated Defaults) shall exist or result herefrom;

(b)        Lender shall have received from each Borrower a duly executed counterpart of this Amendment;

(c)        Lender shall have received resolutions from each Borrower, certified by the secretary of such Borrower, authorizing the execution, delivery and performance of this Amendment and the other Loan Documents contemplated hereby;

(d)       Lender shall have received payment of the amendment fee described in Section 11 of this Amendment (it being understood that Lender may make a Revolver Loan funded to itself to effect such payment); and

(e)        Each of the other Loan Documents to be delivered in connection with this Amendment shall have been executed by all parties thereto and accepted by Lender, as applicable, in writing.

11.       Amendment Fee; Expenses of Lender. In consideration of Lender’s willingness to enter into this Amendment and waive the Designated Defaults as set forth herein, Borrowers agree to pay to Lender an amendment fee in the amount of $64,000 in immediately available funds on the date hereof. Additionally, Borrowers agrees to pay, on demand, all costs and expenses incurred by Lender in connection with the preparation, negotiation and execution of this Amendment and any other Loan Documents executed pursuant hereto and any and all amendments, modifications, and supplements thereto, including, without limitation, the costs and fees of Lender’s legal counsel and any taxes or expenses associated with or incurred in connection with any instrument or agreement referred to herein or contemplated hereby.

12.       Effectiveness; Governing Law. This Amendment shall be effective upon acceptance by Lender in Atlanta, Georgia (notice of which acceptance is hereby waived), whereupon the same shall be governed by and construed in accordance with the internal laws of the State of Georgia.

13.       Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

14.       No Novation, etc. Except as otherwise expressly provided in this Amendment, nothing herein shall be deemed to amend or modify any provision of the Loan Agreement, the Loan Documents, or the Other Agreements, each of which shall remain in full force and effect. This Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Loan Agreement, the Loan Documents, and the Other Agreements as herein modified shall continue in full force and effect.

15.       Counterparts; Telecopied Signatures. This Amendment may be executed in any number of counterparts and by different parties to this Amendment on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

16.       Further Assurances. Each Borrower agrees to take such further actions as Lender shall reasonably request from time to time in connection herewith to evidence or give effect to the amendments set forth herein or any of the transactions contemplated hereby.

17.       Section Titles. Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto.

18.       Release of Claims. To induce Lender to enter into this Amendment, each Borrower hereby releases, acquits and forever discharges Lender, and all officers, directors, agents, employees, successors and assigns of Lender, from any and all liabilities, claims, demands, actions or causes of action of any kind or nature (if there be any), whether absolute or contingent, disputed or undisputed, at law or in equity, or known or unknown, that such Borrower now has or ever had against Lender arising under or in connection with any of the Loan Documents or otherwise. Each Borrower represents and warrants to Lender that such Borrower has not transferred or assigned to any Person any claim that such Borrower ever had or claimed to have against Lender. The releases contained herein are in addition to, and not in lieu of, any releases and covenants not to sue contained in any other agreement signed by any Borrower, all of which releases will be deemed to be fully effective and not superseded by this Amendment.

19.       Waiver of Jury Trial. To the fullest extent permitted by applicable law, the parties hereto each hereby waives the right to trial by jury in any action, suit, counterclaim or proceeding arising out of or related to this Amendment.

[Remainder of page intentionally left blank; signatures begin on following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal and delivered by their respective duly authorized officers on the date first written above.

BANK OF AMERICA, N.A.
(“Lender”)

By:
Name:
Title:

FLANDERS CORPORATION
(“Borrower”)

By:
Name:
Title:

FLANDERS/PRECISIONAIRE CORP.
(“Borrower”)

By:
Name:
Title:

FLANDERS FILTERS, INC.
(“Borrower”)

By:
Name:
Title:

FLANDERS/CSC CORPORATION
(“Borrower”)

By:
Name:
Title:

PRECISIONAIRE, INC.
(“Borrower”)

By:
Name:
Title:

PRECISIONAIRE OF UTAH, INC.
(“Borrower”)

By:
Name:
Title:

ECO-AIR PRODUCTS, INC.
(“Borrower”)

By:
Name:
Title:

AIR SEAL FILTER HOUSINGS, INC.
(“Borrower”)

By:
Name:
Title:

FLANDERS REALTY CORP.
(“Borrower”)

By:
Name:
Title:

Seventeenth Amendment Resolutions (Flanders/Realty)